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                                  Exhibit 10-3

                     Settlement Agreement for Messrs. Young




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                        THE UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION

W.T. YOUNG AND                      )(       CIVIL ACTION NO.
GLEN YOUNG                          )(       C-95-506
                                    )(
VS.                                 )(
                                    )(
QUANTUM LEARNING SYSTEMS, INC.      )(       JURY

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               GENERAL RELEASE AND COMPROMISE SETTLEMENT AGREEMENT
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STATE OF TEXAS      )
                    )
COUNTY OF NUECES    )


     This General Release and Compromise Settlement Agreement (the "Agreement") is entered into effective March 25, 1996 (the "Effective Date") by and between W.T. Young and Glen Young ("the Youngs"), W.T. Young Construction Company ("Construction"), and Quantum Learning Systems, Inc., and its agents or assigns ("QLS").

                              W I T N E S S E T H :
          WHEREAS, the Youngs instituted the above-styled and numbered cause ("the Lawsuit") against QLS; and



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          WHEREAS, bona fide disputes and controversies exist between the parties, both as to liability and the amount of liability, if any, and by reason of such disputes and controversies, the parties to this Agreement desire to compromise and settle all claims and causes of action of any kind whatsoever, whether now known or unknown, asserted or unasserted, which either now has or may have against the other or others, their agents, employees, employers, including without limitation, directors, officers, representatives, successors, assigns and legal representatives, relating to or arising from (i) the matters and claims that form the basis of the Lawsuit, and (ii) the execution, negotia-tion or performance of the Purchase Agreement dated effective June 30, 1994 ("Purchase Agreement"), the execution of any promissory note(s) pursuant to the Purchase Agreement, and the subsequent sale or disposition of assets by the Youngs pursuant to or in connection with the Purchase Agreement. The parties intend that the full terms and conditions of the release and settlement be set forth in this Agreement;

          NOW, THEREFORE, for the consideration expressed, the receipt and sufficiency of which is expressly acknowledged, the parties agree as follows:

          1. Subject to the consummation of financing described in paragraph 3(a) below and the exchange of other consideration contemplated by this Agree-ment (except for future consideration arising from disposition of proceeds from the Chamberlain Lawsuit payable as described in paragraph 5 below), the Youngs agree to dismiss the Lawsuit with prejudice; and all costs of court incurred in the Lawsuit shall be borne by the party incurring the costs;

          2. The Youngs, Construction and QLS, each of their agents, assigns, employees, partners, and representatives, acknowledge and agree that the terms and conditions of this settlement shall remain confidential, except as may be required to comply with securities



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disclosure laws.  The Youngs, Construction and QLS agree that no term or condition relating to this settlement or Agreement shall be disclosed to anyone except to the parties' accountants, bookkeepers, and/or Board of Directors, but then, only to the extent necessary to conduct any business related to tax treatment of the settlement amounts. The Youngs, Construction and QLS shall inform their accountants, bookkeepers, and/or Board of Directors that the settlement information divulged is subject to a confidentiality agreement for which the Youngs, Construction and QLS shall be responsible. The parties to this Agreement agree that all communications that led, directly or indirectly, to this settlement and that occurred at or after the beginning of the mediation of this matter are and will remain confidential. Moreover, the parties agree to treat this document as confidential and non-discoverable.

          3.   The Youngs agree to:

               (a) pay to QLS, or to its agents or designees, the sum of Eight Hundred Thousand and No/100 Dollars ($800,000.00) in cash after the Youngs obtain financing in that amount, but in no event later than ninety (90) days after the Effective Date of this Agreement;

                    The Youngs agree to use their best efforts to obtain the required financing within the time period specified and obtaining financing to make payment to QLS shall be a condition subsequent to the effectiveness of this Agreement; provided, however, that should the Youngs, despite their best efforts, fail to obtain financing, this Agreement shall be null and void and the Youngs and QLS shall be restored to their current status and position with respect to the Lawsuit; and

               (b) concurrent with the $800,000.00 payment described in paragraph 3(a) above, endorse and deliver to QLS, or to the extent QLS requires for its accounting purposes, a qualified third person designated by QLS, stock certificates representing ownership of 460,000 shares of Common Stock of Quantum Learning Systems, Inc. (which stock certificates are deemed to be valued at $1.00 per share for purposes of this Agreement).



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          4.   Concurrent with the $800,000.00 payment described in paragraph
3(a) above, QLS agrees to:

               (a) assign to the Youngs any and all of its rights to remaining payments on the original $1.8 million obligation referenced in paragraph 2 of the Purchase Agreement; and

               (b) assign and release to the Youngs all collateral securing the original $1.8 million obligation referenced in paragraph 2 of the Purchase Agreement (except for the 460,000 shares of Common Stock of Quantum Learning Systems, Inc. being transferred to QLS as described in paragraph 3(b) above).

          5. The Youngs, Construction and QLS agree to the following division of proceeds, if any, that may be received by them from the lawsuit currently pending in the 347th Judicial District Court of Nueces County, Texas, entitled CCR, INC., W.T. YOUNG CONSTRUCTION COMPANY, W.T. YOUNG AND GLEN YOUNG VS. C. KEITH HUDSON, CHAMBERLAIN HRDLICKA WHITE JOHNSON & WILLIAMS, ET AL., Cause No. 93-3809-H (the "Chamberlain Lawsuit"), in the following order of priority:

               (a) proceeds from the Chamberlain Lawsuit shall be first applied to satisfy any costs and expenses incurred by the parties' attorneys in the Chamberlain Lawsuit and to reimburse the Youngs, in full, for all costs or expenses previously advanced by them as of the date of resolution of the Chamberlain Lawsuit (for reference, the amount of such costs and expenses advanced by the Youngs as of the date hereof is approximately $154,015.00);

               (b) second, proceeds from the Chamberlain Lawsuit shall be applied to satisfy the attorneys' fees for which the parties have contracted in the Chamberlain Lawsuit and to reimburse the Youngs, in full, for all attorneys' fees previously advanced by them as of the date of resolution of the Chamberlain Lawsuit (for reference, the amount of such attorneys' fees advanced by the Youngs as of the date hereof is approximately $91,111.00);

               (c) third, up to the next $600,000.00 in proceeds from the Chamberlain Lawsuit shall be divided equally between the Youngs and QLS on a dollar-for-dollar basis, up to a maximum amount of $300,000.00 to QLS as an additional contingent payment on the assignment



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                    from QLS to the Youngs described in paragraph 4(a) above,
                    and $300,000.00 to the Youngs;

               (d) fourth, up to the next $1.26 million in proceeds from the Chamberlain Lawsuit shall be paid to the Youngs as payment on the assignment from QLS to the Youngs described in paragraph 4(a) above;

               (e) thereafter, the remaining proceeds from the Chamberlain Lawsuit, if any, shall be divided equally between the Youngs and QLS.

          6. The payments and settlement terms set out in Paragraphs 3, 4, and 5 above are made without admission of any liability by the Youngs, Construction or QLS, their employees, officers, directors, agents, representatives, successors, assigns, or legal representatives;

          7. Subject to the consummation of financing described in paragraph 3(a) above and the exchange of other consideration contemplated by this Agree-ment (except for future consideration arising from disposition of proceeds from the Chamberlain Lawsuit payable as described in paragraph 5 above), the Youngs and Construction hereby, for themselves, their successors and assigns, fully and forever RELEASE, ACQUIT, AND FOREVER DISCHARGE QLS and its employees, officers, directors, agents, representatives, successors, assigns and legal representa-tives, from all claims and causes of action of any kind whatsoever, whether now known or unknown, asserted or unasserted, that the Youngs or Construction now have or may have against QLS, its agents, employees, employers, directors, officers, representatives, successors, assigns and legal representatives, relating to or arising from (i) the matters and claims that form the basis of the Lawsuit, and (ii) the execution, negotiation or performance of the Purchase Agreement, the execution of any promissory note(s) pursuant to



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the Purchase Agreement, and the subsequent sale or disposition of assets by the Youngs or Construction pursuant to or in connection with the Purchase Agreement. The Youngs and Construction further agree not to take any action inconsistent with this Agreement, including providing aid, assistance or encouragement to any person to bring an action against QLS, except to the extent, if any, that they may be compelled to provide testimony or documents pursuant to subpoena or other legal process in any matter initiated by other persons without their aid, assistance or encouragement.

          8. Subject to the consummation of financing described in paragraph 3(a) above and the exchange of other consideration contemplated by this Agree-ment (except for future consideration arising from disposition of proceeds from the Chamberlain Lawsuit payable as described in paragraph 5 above), QLS RELEASES, ACQUITS, AND FOREVER DISCHARGES the Youngs and Construction, their employees, agents, representatives, successors, assigns and legal representatives, from all claims and causes of action of any kind whatsoever, whether now known or unknown, asserted or unasserted, that QLS now has or may have against the Youngs or Construction, their agents, employees, employers, directors, officers, representatives, successors, assigns and legal representatives, relating to or arising from (i) the matters and claims that form the basis of the Lawsuit, and (ii) the execution, negotiation or performance of the Purchase Agreement, the execution of any promissory note(s) pursuant to the Purchase Agreement, and the subsequent sale or disposition of assets by the Youngs or Construction pursuant to or in connection with the Purchase Agreement. QLS further agrees not to take any action inconsistent with this Agreement, including providing aid, assistance or




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encouragement to any person to bring an action against the Youngs or
Construction, except to the extent, if any, that it may be compelled to provide testimony or documents pursuant to subpoena or other legal process in any matter initiated by other persons without its aid, assistance or encouragement.

          9. By approval of this Agreement, the undersigned attorneys do hereby represent that they fully explained the meaning and effect of this Agreement to their representative clients;

          10. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to the benefit of all attorneys, agents, employees, officers, directors, shareholders, partners, heirs, assigns, and legal representatives of the parties hereto;

          11. Each signatory to this Agreement warrants and represents that he or she has authority to bind the parties for whom such person acts and that the claims, suits, rights, and/or interests that are the subject matter of this Agreement are owned by the party asserting them, have not been assigned, transferred or sold, and are free of encumbrance;

          12. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles, and shall be performable in Corpus Christi, Nueces County, Texas;

          13. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements or discussions among the parties with respect to the subject matter of this Agreement. There are no representations, agreements, or arrangements or understand-



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ings, oral or written, between or among the parties related to the subject matter of this Agreement which are not fully expressed in this Agreement;

          14. This Agreement may not be modified or amended except by written executed by all the parties to this Agreement at the time of such amendment;

          15. W.T. Young Construction Company, by its execution hereof, agrees to the division of any proceeds of the Chamberlain lawsuit in the manner contemplated by paragraph 5 hereof.

          16. This Agreement may be executed in a number of identical counter-parts, each of which shall be deemed an original for all purposes.

'         IN WITNESS WHEREOF the parties have executed this Agreement as of the dates set forth oppose their respective signatures.

APPROVED AS TO FORM AND SUBSTANCE:


                                        Date:
-------------------------------              ----------------------
W.T. YOUNG


                                        Date:
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GLEN YOUNG

W.T. YOUNG CONSTRUCTION COMPANY


By:                                     Date:
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   ------------------------------
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QUANTUM LEARNING SYSTEMS, INC.
(formerly, CCR, INC.)


By:                                        Date:
   ------------------------------               ----------------------
   James K. Isenhour, President
   Chief Executive Officer and Chairman

APPROVED AS TO FORM ONLY:

AKIN, GUMP, STRAUSS, HAUER                 MARTIN, DROUGHT & TORRES, INC.
     & FELD, L.L.P.                        2500 NationsBank Plaza
1500 NationsBank Plaza                     300 Convent
300 Convent                                San Antonio, Texas 78205
San Antonio, Texas 78205                   Telephone:  (210) 227-7591
Telephone:  (210) 270-0800                 Telecopier:  (210) 227-7924
Telecopier:  (210) 224-2035


-------------------------------            -------------------------------
BARRY A. CHASNOFF                          G. WADE CALDWELL
State Bar No. 04153500                     State Bar No. 03621020
Federal Bar No. 14398                      Federal Bar No. 16633
RICKY H. ROSENBLUM                         VINCENT A. NOTZON
State Bar No. 17276100                     State Bar No. 00788130
Federal Bar No. 13015                      Federal Bar No. _____
ATTORNEYS FOR THE YOUNGS                   ATTORNEYS FOR QLS



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